Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-258938) of Movano Inc. (the “Company”), of our report dated March 30, 2022, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Francisco, California

March 30, 2022